1 Yellow Corporation First Quarter 2021 Earnings Conference Call

2 Financial Results

3 Financial Results

4 (a) Percent change based on unrounded figures and not the rounded figures presented Operating Statistics – First Quarter

5 Term Loan Lease Financing Obligations CDA Notes UST Tranche A UST Tranche B (in millions) UST Tranche A carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month USD Libor with a floor of 1.0%, plus a fixed margin of 3.5%. 1.5% is paid in cash and the remainder paid-in-kind (PIK). The Tranche A balance includes $4.4M of PIK interest as of 3/31/21. UST Tranche B carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month USD Libor with a floor of 1.0%, plus a fixed margin of 3.5%. All paid all in cash. The Term Loan carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month Libor, with a floor of 1.0%, plus a fixed margin of 7.5%. All paid in cash. Capital Structure Overview

6 Largest debt instruments and the labor agreement mature at various dates in 2024 IBT March ABL Facility Jan. Term Loan June CDA Notes December UST Loan Sept. Capital Structure and Labor Timeline

7 (in millions) LTM Adjusted EBITDA Covenant

8 (in millions) Adjusted EBITDA Reconciliation